EXHIBIT 3.1

Strategic Student & Senior Housing Trust, Inc.

Second Articles of Amendment

to the

Second Articles of Amendment and Restatement

Strategic Student & Senior Housing Trust, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The name of the corporation is Strategic Student & Senior Housing Trust, Inc. (the “Corporation”).

SECOND: Section 5.2.4 the Second Articles of Amendment and Restatement of the Corporation is hereby amended and restated to read as follows:

Section 5.2.4. Voting Rights. Except as may be provided otherwise in the charter, each holder of a share of Common Stock shall vote together with the holders of all other shares of Common Stock, as a single class on all actions to be taken by the Stockholders, and the holders of the Common Stock shall have the exclusive right to vote on all matters (as to which a Common Stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders; provided, however, that with respect to any matter that would alter only the contract rights of a particular class of Common Stock, only the holders of such affected class of Common Stock shall have the right to vote on such matter.

THIRD: The amendment to the Second Articles of Amendment and Restatement as set forth above was advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Second Articles of Amendment and Restatement as set forth above.

SIXTH: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Strategic Student & Senior Housing Trust, Inc. has caused these Second Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on June 13, 2019.

ATTEST:		STRATEGIC STUDENT & SENIOR HOUSING TRUST, Inc.

By:	/s/ Michael O. Terjung	By:	/s/ H. Michael Schwartz
	Michael O. Terjung		H. Michael Schwartz
	Chief Financial Officer		Chief Executive Officer